Greenlane Announces Board’s Approval of Reverse Stock Split Ratio and Effectiveness Date

BOCA RATON, FL / August 4, 2022 – Greenlane Holdings, Inc. (Nasdaq: GNLN) (“Greenlane”), one of the largest global sellers of premium cannabis accessories, child-resistant packaging, and specialty vaporization products, today announced that it will effect a one-for-20 reverse stock split (“reverse split”) of its Class A common stock, par value $0.01 per share (“Class A common stock”) and Class B common stock, par value $0.0001 per share (“Class B common stock” and together with the Class A common stock, the “Common Stock”) that will become effective on August 9, 2022 at 5:01 PM Eastern Time, after the close of trading on The Nasdaq Global Market (“Nasdaq”). On August 10, 2022, Greenlane’s Class A common stock will begin trading on a post-reverse split basis on the Nasdaq under the existing symbol “GNLN.”

The reverse split is primarily intended to bring Greenlane into compliance with the minimum bid price requirement for maintaining its listing on the Nasdaq. The new CUSIP number for the Class A common stock following the reverse split will be 395330202.

At Greenlane’s annual meeting of stockholders on August 4, 2022 (the “Annual Meeting”), Greenlane’s stockholders approved the proposal to authorize Greenlane’s board of directors (the “Board”), in its sole and absolute discretion, to file an certificate of amendment (the “Amendment”) to Greenlane’s amended and restated certificate of incorporation to effect the reverse split at a ratio to be determined by the Board, ranging from one-for-five to one-for-20. On August 4, 2022, the Board approved the reverse split at a ratio of one-for-20 and the Amendment was filed with the Secretary of State of the State of Delaware, which will become effective on August 9, 2022 at 5:01 PM Eastern Time, after the close of trading on the Nasdaq.

The reverse split will affect all issued and outstanding shares of Common Stock. All outstanding options, restricted stock awards, warrants and other securities entitling their holders to purchase or otherwise receive shares of Common Stock will be adjusted as a result of the reverse split, as required by the terms of each security. The number of shares available to be awarded under Greenlane’s Second Amended and Restated 2019 Equity Incentive Plan, which was approved by stockholders at the Annual Meeting, will also be appropriately adjusted. Following the reverse split, the par value of the Class A common stock will remain unchanged at $0.01 per share and the par value of the Class B common stock will remain unchanged at $0.0001 per share, respectively. The reverse split will not change the authorized number of shares of Common Stock or preferred stock. No fractional shares will be issued in connection with the reverse split, and stockholders who would otherwise be entitled to receive a fractional share will instead receive a cash payment equal to such fraction multiplied by the average of the closing sales prices of the Class A common stock (as adjusted to give effect to the reverse split) on the Nasdaq for the five consecutive trading days immediately preceding the effective date. The reverse split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in Greenlane’s equity (other than as a result of the payment of cash in lieu of fractional shares).

The reverse split will reduce the number of shares of Class A common stock issued and outstanding from approximately 137.5 million to approximately 6.9 million and reduce the number of shares of Class B common stock issued and outstanding from approximately 5.2 million to approximately 260,000.

About Greenlane Holdings, Inc.

Greenlane is the premier global platform for the development and distribution of premium cannabis accessories, packaging, vape solutions, and lifestyle products. We operate as a powerful house of brands, third-party brand accelerator, and omni-channel distribution platform, providing unparalleled product quality, customer service, compliance knowledge, and operations and logistics to accelerate our customers' growth.

Founded in 2005, Greenlane serves a diverse and expansive customer base with more than 8,000 retail locations, including licensed cannabis dispensaries, smoke shops, and specialty retailers. As a pioneer in the cannabis space, Greenlane is the partner of choice for many of the industry's leading multi-state operators, licensed producers, and brands, including Storz & Bickel (Canopy-owned), Cookies, Grenco Science, and CCELL.

We proudly own and operate a diverse brand portfolio including DaVinci vaporizers, Pollen Gear™, the K.Haring Glass Collection by Higher Standards and Marley Natural™. Higher Standards, Greenlane's flagship brand, offers both a high-end product line and immersive retail experience with ground-breaking stores in New York City's Chelsea Market and Malibu, California. Greenlane also owns and operates Vapor.com and VapoShop.com, two industry-leading, direct-to-consumer e-commerce platforms in North America and Europe respectively.

For additional information, please visit: https://gnln.com/.

Forward Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. These forward-looking statements include, among others, statements relating to: the current and future performance of the Company's business, the Company’s ability to satisfy the various rules and requirements imposed by The Nasdaq Stock Market, unforeseen technical issues that could result in Greenlane’s Class A common stock not trading on the Nasdaq on a post-reverse stock split basis on August 10, 2022 as expected and the Company's financial outlook and expectations. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading "Risk Factors" included in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2021, the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, and the Company's other filings with the SEC, which are accessible on the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to Greenlane on the date hereof. Greenlane undertakes no duty to update this information unless required by law.

Investor Contact
Darsh Dahya, CAO
ir@greenlane.com

SOURCE: Greenlane Holdings, Inc.